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                                                    PricewaterhouseCoopers LLP
                                                    P.O. Box 363566
                                                    San Juan, PR 00986-3566
                                                    Telephone (787) 754-9090



September 29, 2000

Mr. Rafael Valladares
Comptroller and
Principal Financial Officer
Oriental Financial Group Inc.
P.O. Box 191429
San Juan, Puerto Rico  00919-1429

Dear Mr. Valladares:

You have furnished us with a copy of your Notification of Late Filing on Form 12b-25 dated September 28, 2000.

We are in agreement with the comments under Part III of the Form with respect to the reasons why we are unable to furnish our report on the financial statements of Oriental Financial Group Inc. on or before the date the Form 10-K of Oriental Financial Group Inc. for the year ended June 30, 2000 is required to be filed.

Yours very truly,


/s/ PricewaterhouseCoopers LLP